Exhibit 2.1

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into as of the 18th day of January, 2018, by and among First Mid-Illinois Bancshares, Inc., a Delaware corporation (“Parent”), Project Hawks Merger Sub LLC, a Delaware limited liability company formerly known as Project Hawks Merger Sub Corp. (“Merger Sub”), and First BancTrust Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of December 11, 2017 (the “Agreement”), pursuant to the terms of which Merger Sub would have merged with and into the Company;
WHEREAS, on the date hereof, Merger Sub was converted from a Delaware corporation to a Delaware limited liability company, in accordance with the DGCL and the DLLCA, and, as a result thereof, Parent is the sole member of Merger Sub;
WHEREAS, Section 9.6 of the Agreement prohibits any modifications or amendments to the Agreement other than by written agreement of the Parties; and
WHEREAS, the Parties desire to amend the Agreement pursuant to Sections 1.4(e) and 9.6 of the Agreement as herein provided.
NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, Parent and the Company hereby agree as follows:
1.    General. The Agreement is amended, as of the date on which the Parties execute this First Amendment, by adding, deleting or otherwise modifying the provisions of the Agreement as noted herein. All other provisions of the Agreement remain intact and by signing below, each of the Parties reaffirms its agreement to be bound by the terms and conditions of the Agreement (as hereby amended by this First Amendment). This First Amendment is part of the Agreement. Capitalized terms used but not defined in this First Amendment shall have the same meanings ascribed to such terms in the Agreement.
2.    Amendments.
a.The first “WHEREAS” clause in the Recitals of the Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, the Parent Board and the Company Board, and the sole member of Merger Sub, have each approved and declared it advisable and in the best interests of the Parties and their respective stockholders to effect a reorganization, whereby the Company will merge with and into Merger Sub, in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which Merger Sub will be the Surviving Company;”

b.The first sentence of Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the company surviving the Merger (the “Surviving Company”).”
c.The first sentence of Section 1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“As of the Closing, the Parties will cause the certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “DE SOS”) as provided in the DGCL and DLLCA.”
d.Section 1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.3    Effects of the Merger. At and as of the Effective Time:
as a result of the Merger, the certificate of formation and limited liability company agreement of Merger Sub shall be the certificate of formation and limited liability company agreement of the Surviving Company;
the officers of the Surviving Company shall be the officers of Merger Sub serving immediately prior to the Effective Time, who shall continue in office for the terms provided in the limited liability company agreement of the Surviving Company and until their successors are duly elected or appointed and qualified; and
the Merger shall have the effects set forth in the applicable provisions of the DGCL and DLLCA and, without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.”
e.Section 1.6(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve months after the Effective Time shall be paid to the Surviving Company, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Company, or its successors in interest, for the issuance of the Cash Consideration, the payment of the Parent Stock Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Parent Stock Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.”
f.Section 2.4(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) materially interfere with the Ordinary Course of Business conducted by the Company, any Company Subsidiary or the Surviving Company or”
g.Section 2.5(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c) the filing of the Certificate of Merger with the DE SOS under the DGCL and the DLLCA.”
h.The second sentence of Section 3.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign limited liability company in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.”
i.Section 3.4(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e) the filing of the Certificate of Merger with the DE SOS under the DGCL and the DLLCA.”
j.The term “Surviving Corporation” in the “Index of Defined Terms” of the Agreement is hereby amended and restated in its entirety to be “Surviving Company”.

3.     Ratification. As amended by this First Amendment, the Agreement is in all respects ratified and confirmed, and as so amended by this First Amendment, the Agreement shall be read, taken and construed as one and the same instrument. Upon the execution of this First Amendment, each reference in the First Agreement or the Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof” or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this First Amendment. Any and all notices, requests, certificates and other instruments executed and delivered prior to, on or after the date of this First Amendment may refer to the Agreement without making specific reference to this First Amendment, but nevertheless all references to the Agreement shall be a reference to such document as amended hereby.

4.    Counterparts. This First Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.
** Signature Page Follows **

IN WITNESS WHEREOF, the Parties have each executed this First Amendment to Agreement and Plan of Merger as of the day and year first written above.

FIRST MID-ILLINOIS BANCSHARES, INC.

By: /s/ Joseph R. Dively
Name: Joseph R. Dively
Title:     Chairman and Chief Executive Officer

PROJECT HAWKS MERGER SUB LLC, formerly known as Project Hawks Merger Sub Corp.

By:     FIRST MID-ILLINOIS BANCSHARES, INC., its sole     member

By: /s/ Joseph R. Dively
Name: Joseph R. Dively
Title:     Chairman and Chief Executive Officer

FIRST BANCTRUST CORPORATION

By: /s/ Jack Franklin
Name: Jack Franklin
Title:     Chairman and Chief Executive Officer